Exhibit 10.2

AMENDMENT NO. 3 TO FORWARD SHARE PURCHASE AGREEMENT

This Amendment No. 3 to Forward Share Purchase Agreement (this “Amendment”) is entered into as of January 23, 2020, by and among Kaleyra, Inc. (f/k/a GigCapital, Inc.), a Delaware corporation (the “Company”), Kepos Alpha Master Fund L.P., a Cayman Islands limited partnership (“KAF”). All capitalized terms used herein and not defined shall have the meanings ascribed to them in the Purchase Agreement (as defined below).

Recitals

WHEREAS, the Company and KAF desire to amend the Forward Stock Purchase Agreement (the “Purchase Agreement”), dated October 1, 2019, as amended on October 2, 2019 and December 13, 2019 as provided below.

NOW, THEREFORE, in consideration of the premises, representations, warranties and the mutual covenants contained in this Amendment, and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

Agreement

1. Correction of Entity Name. The correct entity name for KAF is Kepos Alpha Master Fund L.P., not Kepos Alpha Fund L.P.

2. Amendment to Purchase Agreement.

a.	Section 1.a. of the Purchase Agreement is hereby amended and restated in its entirety as follows:

“a. Forward Share Purchase. Subject to the conditions set forth in Section 4, KAF shall sell and transfer to the Company, and the Company shall purchase from KAF, that number of Shares that the Rights (including the Additional Rights (as defined below)) convert into upon the closing of the Business Combination at the following purchase price: (1) $10.92 per Share for the first 102,171 Shares sold to the Company; and (2) $10.71 per Share for the next 93,676 Shares sold to the Company (collectively, the “Share Purchase Price”).” In the event the Closing occurs after April 1, 2020, the Share Purchase Price shall increase by 1% per full month until the Closing Date.”

b.	Section 1.b. of the Purchase Agreement is hereby amended and restated in its entirety as follows:

“b. Closing.

i. The Company shall purchase the Shares (including the Additional Shares (as defined below)) on April 1, 2020 or such later date as may be determined in accordance with Section 1.b.ii. below (the “Closing Date”). No later than two Business Days before the Closing Date, KAF shall deliver a written notice to the Company specifying the number of Shares the Company is required to purchase, the aggregate Share Purchase Price and instructions for wiring the Share Purchase Price to KAF (the “Purchase Notice”). The closing of the sale of the Shares (the “Closing”) shall occur on the Closing Date. On the Closing Date, KAF shall deliver the Shares (including the Additional Shares) to the Company’s transfer agent, Continental Stock Transfer & Trust Company (“CST”), via a medallion guaranteed stock power, and the Company will submit a written instruction letter to CST directing CST to accept receipt of the applicable Shares. The Company will pay the Share Purchase Price via wire transfer of immediately available funds to the accounts designated by KAF on the applicable Closing Date. For purposes of this Agreement, “Business Day” means any day, other than a Saturday or a Sunday, that is neither a legal holiday nor a day on which banking institutions are generally authorized or required by law or regulation to close in San Francisco, California.

ii. In its sole and absolute discretion, KAF may elect to defer the Closing Date one calendar month at a time by giving written notice to the Company; provided, that should KAF fail to deliver the Purchase Notice, the Closing Date shall automatically be rolled to the subsequent month. For purposes of illustration only, KAF may elect to defer April 1, 2020 Closing Date to May 1, 2020 Closing Date by giving the Company written notice no later than March 30, 2020 or by failing to deliver the Purchase Notice by March 30, 2020, and the Closing Date may subsequently be deferred.”

b.	Section 4.c. of the Purchase Agreement is hereby amended and restated in its entirety as follows:

“c. Open Market Sale. Notwithstanding anything to the contrary herein, the parties agree that KAF shall after the closing of the Business Combination have the right but not the obligation to sell any or all of its Shares that the Rights convert into in the open market if the share price equals or exceeds $8.50 per Share. In furtherance of the foregoing, KAF shall have the right to sell such Shares at any time provided that the price received by KAF (not including any commissions due by KAF for the sale) is at least $8.50. In the event that KAF sells any Shares (including and Additional Shares), as provided in this Section 4.c., at a sale price of less than $10.92 per Share for the first 102,171 Shares and $10.71 per Share for the next 93,676 Shares, it shall provide notice to the Company within three (3) Business Days of such sale, and such notice shall include the date of the sale, the number of Shares sold, and confirmation that the sale price per Share was greater than $8.50, and the Company shall pay KAF, no later than five (5) Business Days after its receipt of the notice, in accordance with KAF’s written instructions an amount equal to (x) the number of Shares (including any Additional Shares) sold multiplied by (y) the amount by which $10.92 or $10.71, as applicable, exceeds the sale price per Share. Should the Company fail to make the payment required under this Section 4.c., the Company shall, without prejudice or limitation to any other remedies available to KAF in law or equity, pay a penalty on such amount due at the rate of 18% per annum from the due date until the date of payment in full.”

3. Effect of Amendment. Except as specifically set forth in this Amendment, all the terms, conditions and covenants set forth in the Purchase Agreement shall remain unmodified and in full force and effect and are ratified in all respects.

4. General Provisions.

a. After the effective date of this Amendment, any reference to the Purchase Agreement shall mean the Purchase Agreement as supplemented by this and all prior Amendments. Notwithstanding anything to the contrary in the Purchase Agreement, in the event of a conflict between the terms and conditions of this Amendment and those contained within the Purchase Agreement or previous amendments, the terms and conditions of this Amendment shall prevail.

b. By signing below, each of the signatories hereto represent that they have the authority to execute this Amendment and to bind the party on whose behalf this Amendment is executed.

c. This Amendment may be executed in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Amendment to be effective as of the date first set forth above.

KAF:

Kepos Alpha Master Fund L.P.
By: Kepos Capital LP, its Investment Manager

By:	/s/ Simon Raykher
Name: Simon Raykher
Title: Authorized Person

COMPANY:

Kaleyra, Inc.

By:	/s/ Dario Calogero
Name: Dario Calogero
Title: Chief Executive Officer and President

[Signature Page to Amendment No. 3 to Forward Share Purchase Agreement]